UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 17, 2014

Commission File Number: 1-9852

CHASE CORPORATION
(Exact name of registrant as specified in its charter)

Massachusetts	11-1797126
(State or other jurisdiction of incorporation of organization)	(I.R.S. Employer Identification No.)

26 Summer Street, Bridgewater, Massachusetts 02324

(Address of Principal Executive Offices, Including Zip Code)

(508) 819-4200

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02 — Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Chase Corporation (the “Company”) announced on April 17, 2014 that Kenneth L. Dumas, its Chief Financial Officer & Treasurer has decided to leave the Company at the end of its fiscal year to pursue new opportunities.  Mr. Dumas will remain in his role until September 1, 2014 in order to help complete key projects and provide a smooth transition. Mr. Dumas did not resign due to any disagreement with the Company regarding any matters relating to the Company’s operations, policies or practices

In consideration of Mr. Dumas’ agreeing to remain in his current position until the end of the fiscal year and in order to assist in a smooth transition, the Company and Mr. Dumas entered into a separation agreement.  The separation agreement provides for six months base salary and benefits to be paid following the separation date and for his fiscal 2014 annual cash incentive bonus to be calculated and paid in the normal course. Equity awards will continue to be governed by the terms of Mr. Dumas’ award agreements and the Company’s equity plans except that the time to exercise outstanding and vested stock options shall be twelve months from the separation date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Chase Corporation

Dated: April 17, 2014	By:	/s/ Peter R. Chase
Peter R. Chase
Chairman & Chief Executive Officer